Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Reports Profit for Full Year and Fourth Quarter

Commercial loan growth, margin expansion and expense management drive profitability.
New Chief Lending Executive named.

NARBERTH, PA - - (Marketwired – February 3, 2015) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company for 2014 of $5.1 million, or $0.14 per diluted common share.  For 2013, the Company reported net income attributable to the Company of $2.1 million, or no earnings per diluted common share.  For the three months ended December 31, 2014, the Company earned net income attributable to the Company of $812,000, or $0.01 per diluted common share, compared to net income attributable to the Company of $2.4 million, or $0.14 per diluted common share, for the comparable period in 2013.

Highlights for year 2014 include:

•	Net income improved $3.0 million, more than double from 2013.
•	Earnings per share were $0.14.
•	Return on average assets and return on average equity were 0.7% and 9.0%, respectively.
•	Loan growth was 13%.
•	Net interest income and the net interest margin both rose 11%.
•	Non-interest expense decreased 17.0%.
•	Credit quality continued its improvement; the year-end ratio of non-performing loans to total loans was 2.4% and the year-end ratio of non-performing assets to total assets was 2.7%.
•	Private placement and shareholder rights offering increased tangible common equity and facilitated our ability to repurchase a substantial portion of the preferred stock issued under the U.S. Treasury’s TARP program.
•	Modernized Royal Bank’s product suite, logo, brand, and website.

Considerable momentum in traditional banking business

The Company's Chief Executive Officer Kevin Tylus noted, "Today’s announcement of our 2014 financial results illustrates our ability to grow our loan portfolio by expanding our customer base and exercising sound credit underwriting and cost controls. Net income was impacted considerably by recurring, more traditional revenue sources and saw the planned shrinkage of non-traditional sources.

During 2014, we reorganized our retail division to better serve customers, developed retail sales teams, and introduced new small business and consumer products while redesigning existing commercial products.  In refreshing our retail branch network, we relocated four branches to more convenient, high-traffic locations within the same markets. We implemented contemporary technology that enhanced banking-convenience and web–based distribution for commercial, consumer and retail customers.  Royal Bank America Leasing, our 60%-owned partnership, continued its strong performance as a complementary business.

We completed a private placement that brought experienced community bank shareholders to the Company and enabled us to successfully participate in the U.S. Treasury’s auction of our TARP preferred stock. A second action related to capital was a shareholder rights offering which added approximately $6.0 million of additional capital and improved tangible common equity. We anticipate that the momentum generated in 2014 can create new business opportunities for us in 2015.

I am also pleased to announce the completion of our search for our Chief Lending Executive. Mark Biedermann, most recently the holder of this position with Valley Green Bank, began with Royal Bank on January 30, 2015 as Executive Vice President and Chief Lending Officer.  Mark’s career is defined by progressive responsibilities in lending and credit underwriting with community and larger banks.  His success in growing high quality, diverse loan portfolios within our geography makes him the perfect choice at this exciting time for our bank.”

Fourth quarter 2014 results

Net income attributable to the Company for the fourth quarter of 2014 was $812,000 compared to $2.4 million for same period in 2013. In the fourth quarter of 2013, the Company recorded $1.3 million in gains on the sale of two Company-owned buildings. There were no gains on the sale of premises and equipment, as anticipated, in the fourth quarter of 2014. Additionally, the credit to the provision for loan and lease losses was $102,000 in the fourth quarter of 2014 compared to $676,000 for the same period in 2013.

Positive items in the fourth quarter of 2014 included:

•	Net interest income increased $240,000, or 4%.
•	Net interest margin grew 15 basis points, or 5%, from the comparable period in 2013.
•	Loan growth was 5% from September 30, 2014.
•	Other real estate owned (“OREO”) expenses and impairment decreased $977,000, or 94%.
•	Professional and legal fees decreased $281,000, or 31%.
•	Problem loan expenses declined $45,000, or 30%.

Full year 2014 results

The $3.0 million improvement in net income attributable to the Company for the year ended December 31, 2014 as compared to the year ended December 31, 2013 was mainly related to the following items:

•	Net interest income grew $2.1 million, or 11%.
•	OREO expenses and impairment decreased $1.8 million, or 66%.
•	Professional and legal fees decreased $756,000, or 26%.
•	Problem loan expenses declined $226,000, or 41%.

Additionally, in 2013, the Company reached an agreement in principle with plaintiffs to settle a class action lawsuit involving its tax lien subsidiaries. The Company’s 60% share of the loss contingency was $990,000, after adjusting for the non-controlling interest, and contributed to the year-over-year improvement in net income.  Partially offsetting these positive items was a $2.4 million decrease in gains on sales of premises and equipment, as noted above, and a $684,000 decline in net gains on sales of OREO. The Company's leasing subsidiary continued to positively contribute to the annual and fourth quarter financial results.

Loans and leases held for investment at December 31, 2014 totaled $415.1 million, which represents an increase of $48.7 million, or 13.3%, from 2013. New business relationships continue to stimulate the growth and further diversification of the loan portfolio, which also improved the composition of interest earning assets.  As part of the continued planned reduction of the tax lien portfolio, tax lien certificates declined $5.5 million, or 43.4%, from 2013.  Investment securities declined $58.4 million, or 18.9%, from the level at December 31, 2013 due to the reinvestment of cash flows from sales, calls, and principal payments into loans.  Cash and cash equivalents increased $13.9 million to $30.8 million at December 31, 2014.  The increase in cash was primarily the result of sales of investment securities to fund loans and reduce extension risk in the investment portfolio.

Total deposits grew $1.4 million, or 0.3%, from $529.0 million at December 31, 2013 to $530.4 million at December 31, 2014. Though small, the increase in deposits reflects a positive change in the deposit mix with a $13.2 million increase in non-interest bearing deposits offset by a $15.6 million decline in higher cost certificates of deposit. NOW and money market accounts increased $2.7 million and savings accounts grew $1.1 million.

Total borrowings decreased $15.4 million.  During the fourth quarter of 2014, the Company partially pre-paid a $5.0 million borrowing to reduce future interest expense. Although a prepayment penalty of $402,000 was incurred, the transaction benefited the Company because the interest rate on the borrowing was 3.60%, significantly higher than current market rates.

Net Interest Margin

For the fourth quarter of 2014, the net interest margin of 3.27% grew 15 basis points from the comparable quarter of 2013. Net interest income increased $240,000 quarter-over-quarter and was primarily attributed to an increase in interest income on average loans. Average interest-earning assets declined $1.2 million and included a change in the composition as average loans increased $34.2 million while average investments declined $40.5 million. Average interest-earning cash increased $5.1 million. The yield on average interest-earning assets increased 10 basis points quarter-over-quarter.

Quarter-over-quarter average interest-bearing deposits declined $15.5 million and included a $16.9 million reduction in higher-cost time deposits partially offset by a $1.7 million increase in average savings accounts. Average borrowings declined $7.7 million. Average non-interest bearing demand deposits grew $8.5 million. For the fourth quarter of 2014, the average rate paid on interest-bearing liabilities decreased 1 basis point from the 2013 comparable quarter.

For the year ended December 31, 2014, the net interest margin was 3.25%, a 33 basis point increase from 2.92% for the same 2013 period. Net interest income for 2014 increased $2.1 million to $22.3 million from $20.2 million for 2013. The growth was primarily attributed to an increase in the interest income earned on average investments, improvement in the mix of earning assets and a reduction in interest expense year-over-year. For 2014, average interest-earning assets declined $4.6 million from the same period in 2013; however, the average yield on such assets grew 21 basis points. Year-over-year average loans increased $16.4 million while average cash and investments declined $1.0 million and $19.9 million, respectively, primarily to fund the growth in loans. Despite the decline in average investments, the average yield on such investments grew 62 basis points. This increase in the investment average yield resulted from a decrease in premium amortization due to a reduction in principal prepayments.

Year-over-year average interest-bearing deposits declined $11.3 million and included a $10.8 million decrease in time deposits. Average borrowings declined $4.6 million. Average non-interest bearing demand deposits grew $6.2 million. The average interest rate paid on interest-bearing liabilities declined 11 basis points.

Asset quality trends

The ratio of non-performing loans to total loans improved from 2.77% at December 31, 2013 to 2.36% at December 31, 2014.  The ratio of non-performing assets to total assets was 2.67% at December 31, 2014 and 2.70% at December 31, 2013.  The improvement in the non-performing loan ratio is primarily related to growth in the loan portfolio.  At December 31, 2014, non-performing loans and non-performing assets were $9.8 million and $19.6 million, respectively compared to $10.2 million and $19.8 million, respectively at December 31, 2013. During 2014, classified and impaired loans declined $8.4 million, or 31.8%, due to pay downs, payoffs and upgrades. Tax liens comprise $1.7 million, or 17.3%, of non-performing loans and $11.1 million, or 56.8%, of non-performing assets at December 31, 2014.  Excluding tax liens, the ratio of non-performing loans to total loans and non-performing assets to total assets would have been 2.0% and 1.2%, respectively, at December 31, 2014.

Shareholders’ Equity

In late June 2014, the United States Department of Treasury auctioned all 30,407 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued by the Company to Treasury in 2009 under the Troubled Asset Relief Program. The Company’s successful bid resulted in the repurchase of 11,551 shares of Series A Preferred Stock by the Company on July 2, 2014.  The purchase of the Series A Preferred Stock was funded through the Company’s sale of 11,666,667 shares of its Class A common stock in a private placement transaction, organized by the Company and pre-approved by the Federal Reserve Bank, resulting in proceeds of approximately $14,000,000. The remaining 18,856,000 shares of the Series A Preferred Stock were purchased in the auction by investors unaffiliated with the Company in transactions directly with Treasury and carry an annual dividend rate of 9%.

A shareholder rights offering conducted by the Company for shares of its Class A common stock concluded on August 8, 2014. Royal issued approximately 5,000,000 shares of its Class A common stock in connection with the offering and received gross proceeds of approximately $6,000,000. As a result of the increased shares of Class A common stock related to the private placement and the shareholder rights offering, tangible common equity ratio improved to 5.9% at December 31, 2014 from 2.4% at December 31, 2013.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for more than 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2013.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT
(Unaudited, dollars in thousands, except per share data)

	For the three months ended December 31,		For the years ended December 31,
	2014	2013	2014	2013
Interest income	$7,233	$7,069	$28,784	$27,524
Interest expense	1,614	1,690	6,484	7,357
Net Interest Income	5,619	5,379	22,300	20,167
Credit for loan and lease losses	(102)	(676)	(867)	(872)
Net interest income after provision	5,721	6,055	23,167	21,039
Non-interest income	743	2,558	3,535	6,864
Non-interest expense	6,136	6,333	21,864	26,330
Income before taxes	328	2,280	4,838	1,573
Income tax (benefit) expense	(654)	42	(654)	42
Net Income	982	2,238	5,492	1,531
Less net income (loss) attributable to noncontrolling interest	170	(214)	382	(578)
Net Income Attributable to Royal Bancshares	$812	$2,452	$5,110	$2,109
Less Preferred stock Series A accumulated dividend and accretion	$434	$522	$2,078	$2,075
Net income to common shareholders	$378	$1,930	$3,032	$34
Income Per Common Share – Basic and Diluted	$0.01	$0.14	$0.14	$-

SELECTED RATIOS:

	For the three months ended December 31,		For the years ended December 31,
	2014	2013	2014	2013
Return on Average Assets	0.4%	1.3%	0.7%	0.3%
Return on Average Equity	5.1%	19.9%	9.0%	4.2%
Average Equity to Average Assets	8.7%	6.7%	7.7%	6.8%
Book Value Per Share	$1.44	$1.29	$1.44	$1.29

	At December 31,
Capital ratios (US GAAP):	2014	2013
Royal Bank Tier I Leverage	10.5%	9.1%
Royal Bank Total Risk Based Capital	16.4%	15.6%
Company Tier I Leverage	11.9%	9.8%
Company Total Risk Based Capital	19.2%	18.1%

CONDENSED BALANCE SHEET
(Unaudited, in thousands)
	At December 31, 2014	At December 31, 2013
Cash and cash equivalents	$30,790	$16,844
Investment securities, at fair value	250,368	308,727
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,622	4,204
Loans and leases held for sale	-	1,446
Loans and leases
Commercial real estate	188,861	160,030
Construction and land development	45,662	45,261
Commercial and industrial	76,489	79,589
Residential real estate	42,992	25,535
Leases	51,583	42,524
Tax certificates	7,191	12,716
Consumer	2,354	826
Loans and leases	415,132	366,481
Allowance for loan and lease losses	(11,708)	(13,671)
Loans and leases, net	403,424	352,810
Premises and equipment, net	5,201	4,475
Other real estate owned, net	9,779	9,617
Accrued interest receivable	5,270	7,054
Other assets	22,849	24,827
Total Assets	$732,553	$732,254

Deposits	$530,425	$528,964
Borrowings	92,426	107,881
Other liabilities	21,322	21,830
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	62,219	47,534
Noncontrolling interest	387	271
Total Equity	62,606	47,805
Total Liabilities and Equity	$732,553	$732,254

NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended December 31, 2014			For the three months ended December 31, 2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$12,664	$6	0.19%	$7,553	$5	0.26%
Investment securities	258,745	1,581	2.42%	299,228	1,654	2.19%
Loans	411,213	5,646	5.45%	377,040	5,410	5.69%
Total interest-earning assets	682,622	7,233	4.20%	683,821	7,069	4.10%
Non-interest earning assets	43,790			45,631
Total average assets	$726,412			$729,452
Interest-bearing deposits
NOW and money markets	$205,471	$160	0.31%	$205,770	$153	0.29%
Savings	19,194	7	0.14%	17,479	9	0.20%
Time deposits	223,016	725	1.29%	239,953	799	1.32%
Total interest-bearing deposits	447,681	892	0.79%	463,202	961	0.82%
Borrowings	123,215	722	2.32%	130,866	729	2.21%
Total interest-bearing liabilities	570,896	1,614	1.12%	594,068	1,690	1.13%
Non-interest bearing deposits	70,346			61,799
Other liabilities	21,866			24,619
Shareholders' equity	63,304			48,966
Total average liabilities and equity	$726,412			$729,452
Net interest income		$5,619			$5,379
Net interest margin			3.27%			3.12%

	For the year ended December 31, 2014			For the year ended December 31, 2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$9,897	$22	0.22%	$10,941	$26	0.24%
Investment securities	292,208	7,191	2.46%	312,127	5,757	1.84%
Loans	383,582	21,571	5.62%	367,219	21,741	5.92%
Total interest-earning assets	685,687	28,784	4.20%	690,287	27,524	3.99%
Non-interest earning assets	45,558			50,037
Total average assets	$731,245			$740,324
Interest-bearing deposits
NOW and money markets	$208,688	$653	0.31%	$210,077	$617	0.29%
Savings	18,765	31	0.17%	17,802	37	0.21%
Time deposits	228,754	2,920	1.28%	239,584	3,368	1.41%
Total interest-bearing deposits	456,207	3,604	0.79%	467,463	4,022	0.86%
Borrowings	128,628	2,880	2.24%	133,261	3,335	2.50%
Total interest-bearing liabilities	584,835	6,484	1.11%	600,724	7,357	1.22%
Non-interest bearing deposits	66,221			59,989
Other liabilities	23,691			29,078
Shareholders' equity	56,498			50,533
Total average liabilities and equity	$731,245			$740,324
Net interest income		$22,300			$20,167
Net interest margin			3.25%			2.92%